IMMEDIATE RELEASE         Contact: Patricia Kornick
      (412) 780-4696
pkornick@penneastpipeline.com

SUCCESSFUL PENNEAST PIPELINE OPEN SEASON CONCLUDES,
GARNERS SIGNIFICANT INTEREST
Open Season Closed August 29 with nearly 1 Bcf of committed capacity

WYOMISSING, PA – September 4, 2014 – PennEast Pipeline Company, LLC (PennEast), announced today the successful close of its binding open season for a proposed interstate natural gas pipeline designed to transport approximately 1 billion cubic feet per day to the northeast markets – or enough natural gas to heat more than 4.7 million homes.

PennEast is a joint project of AGL Resources; NJR Pipeline Company, a subsidiary of New Jersey Resources; South Jersey Industries; and UGI Energy Services (UGIES), a subsidiary of UGI Corporation. The open season resulted in 965,000 dekatherms per day of binding bids, which include the 485,000 dekatherms per day committed by the PennEast project sponsors and their affiliates. PennEast continues to receive interest from additional shippers and expects to finalize all agreements this month.
“This successful open season demonstrates the demand for natural gas and the need for safe, reliable transportation infrastructure to address delivery constraints,” said Peter Terranova, chairman of the PennEast Pipeline Board of Managers. “The PennEast Pipeline is a critical step to bringing low-cost Marcellus Shale gas to Pennsylvania and New Jersey utility customers and other mid-Atlantic downstream markets.”

The proposed 100-mile PennEast Pipeline will begin in Luzerne County in northeastern Pennsylvania and end at Transco’s Trenton-Woodbury interconnection in New Jersey. An existing power generation facility and several delivery points in Pennsylvania and New Jersey are being considered along the proposed route.

“This project demonstrates willingness by utilities and other downstream entities, including electric generators, to contract for direct access to prolific Marcellus Shale gas,” said Terranova. “The combination of the number of Foundation Shippers, the number of delivery points and diversity of supply makes the PennEast Pipeline a very attractive project, especially compared to other proposed projects in this region.”

PennEast is investing nearly $1 billion to build the pipeline, with costs split equally among the four entities. UGIES is the project manager for the development of the project and will operate the pipeline.

PennEast will continue with public outreach and begin preliminary engineering studies in the coming months, along with filing a formal application with the Federal Energy Regulatory Commission (FERC). Pending approvals, pipeline construction could begin in 2017 with an in-service date in late 2017.
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About PennEast sponsor companies:

AGL Resources www.aglresources.com
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

NJR Pipeline Company www.njresources.com
NJR Pipeline Company is a subsidiary of New Jersey Resources (NYSE: NJR), a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. NJR Pipeline is part of NJR’s strong financial profile and ongoing commitment to invest in and own midstream assets, including natural gas storage and transportation pipelines. NJR’s midstream assets are currently comprised of a 5.53 percent stake in Iroquois Pipeline and a 50 percent stake in Steckman Ridge, a 12 Bcf storage field in south central Pennsylvania, and now equity ownership in the PennEast Pipeline.

South Jersey Industries www.sjindustries.com
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services.

UGI Energy Services www.ugies.com
UGI Energy Services is a subsidiary of UGI Corporation (NYSE: UGI). Its midstream services division builds, owns and operates natural gas storage facilities and high pressure transmission and gathering lines. The company also owns and operates LNG and propane peaking facilities and terminals in Pennsylvania. UGIES also owns coal, natural gas and renewable-fueled generating assets. UGIES’ retail energy marketing division sales natural gas, electricity and liquid fuels to approximately 30,000 business, commercial, industrial, institutional and government customers in nine states and Washington, DC. The UGI name has been known in the region for more than 130 years and is an integral part of the community.